LIFECORE REPORTS FIRST QUARTER FINANCIAL RESULTS; GUIDANCE MAINTAINED

CHASKA, MN. October 14, 2003— LIFECORE BIOMEDICAL, INC. (Nasdaq:LCBM) today reported consolidated revenue of $9,947,000 for the first quarter ended September 30, 2003, an increase of 11 percent over $8,972,000 recorded for the same quarter of a year ago.

     The Company reported a consolidated loss of $843,000, or $0.07 per share, for the current quarter compared to a loss of $1,046,000, or $0.08 per share, for the first fiscal quarter of a year ago. The loss was in line with previous guidance and continues to reflect the impact of reduced gynecologic sales, unused hyaluronan manufacturing capacity charges, and consulting and professional fee expenses associated with the market withdrawal of GYNECARE INTERGEL* Adhesion Prevention Solution. The Company continued to be cash-flow positive and increased cash $870,000 for the quarter.

     Lifecore maintained its guidance for second fiscal quarter financial results in the range from a loss of $0.03 per share to a profit of $0.01 per share. Similarly, the Company continues to expect a return to profitable operations in the third fiscal quarter and a profit for the full fiscal year ending June 30, 2004.

Hyaluronan Division

     Hyaluronan Division revenue decreased 4 percent to $3,558,000 when compared to $3,698,000 reported for the quarter of a year ago. Ophthalmic and veterinary sales increased while gynecologic sales declined. The Division reported an operating loss of $574,000, compared to a loss of $435,000 for the same period of last year.

Oral Restorative Division

     Lifecore’s Oral Restorative Division revenue increased 21 percent to $6,389,000 when compared with $5,274,000 reported for last year’s first quarter. Both domestic and international sales had double-digit increases. The Division reported an operating loss of $241,000, compared to a loss of $466,000 during the same period of last year.

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Lifecore First Quarter Financial Release—Page 2

Cautionary Statement

     Certain statements in this release regarding Lifecore’s anticipated future financial results are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Numerous risks and uncertainties may affect whether such results are actually achieved. These include the likelihood and timing of the return of GYNECARE INTERGEL *Adhesion Prevention Solution to the market, the timing of orders from Lifecore’s customers, continued market acceptance of Lifecore’s Oral Restorative Division products, the timing of regulatory approvals, the success of new product development efforts, and other factors discussed in further detail in Lifecore’s filings with the Securities and Exchange Commission including exhibit 99.1 to Lifecore’s annual report on Form 10-K for the fiscal year ending June 30, 2003.

     Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.

     To access today’s press release conference call on line select the HOME menu option at the top of the webpage at www.lifecore.com and select WEBCASTS from the pull-down menu. Select the desired web cast and follow the listed instructions for participation. The call begins at 3:45 PM, Central Daylight Time. A replay of the web cast will be available on the same WEBCASTS page at the website until October 28, 2003. To select the archived replay, select AUDIO ARCHIVES from the INVESTOR INFO & RESEARCH tools menu at the right side of the screen. Lifecore’s quarterly earnings conference call will also be available online at www.streetfusion.com.

     Lifecore news and general information are available through its website at http://www.lifecore.com, by electronic mail at info@Lifecore.com, or by telephone at 952.368.4300. CONTACT:

          Jim Bracke, President and CEO
          Dennis J. Allingham, E.V.P. and CFO
          Colleen M. Olson, V.P. Corporate Administrative Operations

* GYNECARE INTERGEL Adhesion Prevention Solution, GYNECARE, and ETHICON are
registered trademarks of ETHICON, INC.

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Lifecore Biomedical, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,

	2003	2002

Net sales	$9,947,000	$8,972,000
Cost of goods sold	4,769,000	4,909,000

Gross profit	5,178,000	4,063,000
Operating expenses
Research and development	1,259,000	957,000
Marketing and sales	3,173,000	2,848,000
General and administrative	1,561,000	1,159,000

	5,993,000	4,964,000

Operating income (loss)	(815,000)	(901,000)
Other income (expense)
Interest income	6,000	29,000
Interest expense	(155,000)	(166,000)
Other	121,000	(8,000)

	(28,000)	(145,000)

Net loss	$(843,000)	$(1,046,000)

Net loss per share
Basic	$(0.07)	$(0.08)

Diluted	$(0.07)	$(0.08)

Weighted average shares outstanding
Basic	12,889,113	12,874,628

Diluted	12,889,113	12,874,628

Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	June 30,
	2003	2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,081,000	$4,211,000
Accounts receivable	7,004,000	7,795,000
Inventories	9,773,000	9,728,000
Prepaid expense	644,000	766,000

Total current assets	22,502,000	22,500,000
PROPERTY, PLANT AND EQUIPMENT, NET	24,403,000	24,912,000
LONG-TERM INVENTORY	4,639,000	4,639,000
OTHER ASSETS	6,149,000	6,301,000

	$57,693,000	$58,352,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$4,464,000	$3,989,000
Long-term obligations	5,938,000	5,969,000
Shareholders’ equity	47,291,000	48,394,000

	$57,693,000	$58,352,000

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Lifecore Biomedical, Inc.
Divisional Statements of Operations
Three Months Ended September 30,
(Unaudited)

	Hyaluronan Division		Oral Restorative Division		Consolidated

	2003	2002	2003	2002	2003	2002

Net sales	$3,558,000	$3,698,000	$6,389,000	$5,274,000	$9,947,000	$8,972,000
Cost of goods sold	2,369,000	2,799,000	2,400,000	2,110,000	4,769,000	4,909,000

Gross profit	1,189,000	899,000	3,989,000	3,164,000	5,178,000	4,063,000
Operating expenses
Research and development	1,019,000	709,000	240,000	248,000	1,259,000	957,000
Marketing and sales	127,000	174,000	3,046,000	2,674,000	3,173,000	2,848,000
General and administrative	617,000	451,000	944,000	708,000	1,561,000	1,159,000

	1,763,000	1,334,000	4,230,000	3,630,000	5,993,000	4,964,000

Operating income (loss)	$(574,000)	$(435,000)	$(241,000)	$(466,000)	$(815,000)	$(901,000)

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